Exhibit 10.17

Plant Lease Contract

Landlord: Shenzhen Yijiayang Industrial Co., Ltd.

Add.: Sanlian Community Committee, Longhua Sub-district, Bao’an District, Shenzhen

Postal code: 518109

Tenant (Party B): Shenzhen Sanjun Battery Co., Ltd.

Add: Yijiayang Industrial Zone, Huawang Road, Dalang Sub-district, Bao’an District, Shenzhen

Postal code: 518109

In accordance with Contract Law of the People’s Republic of China, Urban Estate Management Law of the People’s Republic of China, House Lease Regulation of Shenzhen Special Economic Zone and its implementation rules, this Contract is concluded by Party A and Party B through negotiation and reaching consensus.

Article 1 Party A leases one plant and one dormitory located in Yijiayang Industrial Zone, Huawang Road, Dalang Sub-district, Bao’an District, Shenzhen to Party B. The annual rents for Years 2012, 2013 and 2014 are 1,330,000 Yuan, 1,900,800 Yuan and 2,090,880 Yuan respectively. Party A will issue the invoice of 1.3 million Yuan each year, and the taxes for the remaining shall be borne by Party B.

Article 2 The aforesaid annual rents shall be paid off by Party B before Jan. 5 each year; otherwise, Party A is entitled to stop supplying water or electricity, and Party B shall be solely responsible for its losses; in addition, Party A may charge the late fee amounting to 0.5% of total rents each day since the rent is delayed; if the rent is postponed for more than two months, Party A is entitled to terminate the contract and bring a lawsuit to Bao’an District Court, and all losses and legal costs arising therefrom shall be borne by Party B.

Article 3 The lease period of the plant is from Jan. 1, 2012 to Dec. 31, 2014. The rent is calculated since Jan. 1, 2012. The aforesaid stipulated period shall not exceed the approved use period of the land; otherwise, the excessive period is invalid. Any losses arising therefrom shall be subject to agreement reached by both parties; if there is no such agreement, the losses shall be borne by Party A.

Article 4 The leased plant shall be used for battery production and raw materials of batteries. Party B shall unconditionally assist Party A in declaring fire control and applying for title deed. Where Party B intends to use the plant for other purposes, it shall obtain written permission from Party A, apply to competent authority of estate for changing use purpose of estate in accordance with provisions of relevant laws and statutes, and change according to approved purpose.

Article 5 Party A shall deliver the plant to Party B before Jan. 1, 2012, and complete relevant formalities.

Article 6 When delivering the plant, both parties shall confirm the status of the plant and its auxiliary facilities or properties, which shall be listed in attached page hereto.

Article 7 After signing this Contract, Party B shall pay to Party A the deposit of 300,000 Yuan (THREE HUNDRED THOUSAND YUAN). The deposit will be returned to Party B when following conditions are met:

1)   Water and electricity fees and rents are paid off when the contract term expires;

2)   The plant is returned without damage;

3)   Party B has paid penalty or compensation payable.

Under one of following circumstances, Party A may not return the deposit:

1)   Party B fails to pay off water and electricity fees, rents, penalty or compensation;

2)   Party B fails to return the plant timely.

Article 8 Party B shall timely pay water and electricity fees, house management fee, taxes of handling house lease contract and other expenses related to use of the plant.

Article 9 Party A shall ensure the delivered plant and its auxiliary facilities can realize lease purpose, and they comply with relevant laws, statutes and regulations in terms of safety.

Where Party B suffers losses due to natural disasters or accidents, Party A is not responsible for compensation.

Article 10 Party B shall use the plant and its auxiliary facilities in a reasonable way, and shall not use the plant for illegal purposes. Party A shall not intervene in or disturb Party B’s normal use of the leased plant.

Article 11 The 3-ton elevator installed in the plant will be offered to Party B for use. Party B shall use the elevator carefully and shoulder the maintenance and repair expenses. When the contract term expires, Party B shall ensure that the elevator is under normal conditions.

Article 12 Where the plant and its auxiliary facilities are damaged, have faults or safety issues due to improper or unreasonable use of Party B, Party B shall timely notify Party A and repair or compensate. Where Party B refuses to repair or compensate, Party A will repair on behalf of it and relevant repair expenses shall be borne by Party B.

Article 13 During the effective term hereof, where any party rebuilds, extends or decorates the plant, both parties shall conclude a supplemental agreement after obtaining approval for competent authority, if required.

Article 14 Party B shall not sublease the plant to others. However, during the lease period, after being approved by Party A in writing, Party B can apply to competent authority on house lease for registration, but the sublease period shall not exceed the lease period stipulated by this Contract. Where the subleased part has the circumstance of salary payment delay, Party B shall be held liable, and Party A is entitled to deal with the properties within the subleased part.

Article 15 Where Party A intends to transfer the ownership of the plant during the effective term hereof, it shall notify Party B one month in advance. Party B undertakes to waive the preemption right when Party A transfers the ownership of the plant or dormitory.

When signing the transfer contract, Party A shall remind the transferee of continuing to performing this Contract.

Article 16 This Contract may be rescinded or modified under one of following circumstances during the effective term:

1)	The occurrence of force majeure makes it impossible to perform this Contract;
2)	The government expropriates, purchases, takes back or dismantles the leased estate;
3)	Party A and Party B reach consensus.

Article 17 Under one of following circumstances, Party A may require Party B to compensate losses and pay penalty, or refuse to return the lease deposit.

1)	Party B delays in paying the rent for more than 30 days (one month);
2)	Party B’s delay may cause Party A to suffer losses of more than 200,000 Yuan;
3)	Party B uses the plant for illegal purposes, damaging public or others’ benefits;
4)	Party B changes the plant structure or purpose without approval;
5)	Party B refuses to repair or pay repair expenses in accordance with Article 14 hereof, severely damaging the plant or equipment;
6)	Party B decorates the plant without approval from Party A or competent authority;
7)	Party B subleases the plant to the third person without permission;
8)	Party B postpones paying salaries to workers for more than two months.

Besides claiming compensation or breach against Party B, Party A may rescind the contract or notify Party B of modifying articles of contract.

In case of breach Section 1) or 2) of this article, besides requiring Party B to compensate, Party A may stop supplying water or electricity to Party B.

Article 18 After this Contract is terminated, Party B shall vacate and return the plant within ten days, resume original status of the plant and its auxiliary facilities (except for normal wear), settle all expense and handle the delivery formalities.

Where Party B fails to vacate or return the plant in time, Party A is entitled to recover the plant and charge double rents for the postponed period from Party B.

Article 19 Party B may apply to Party A for renewing the lease term two months before its expiry, and has the priority of leasing the plant under same conditions.

Where Party A agrees with the renewal, both parties shall conclude a new contract and register it in the registry.

Article 20 Any party who breaches any article hereof shall bear liabilities for breach in accordance with relevant provisions.

Article 21 Any unstated issues herein can be included in attached page hereto; as an integral part hereof, the attached page has same legal force with this Contract after both parties affixing seals.

The modification agreement reached by both parties during the effective term shall have same legal force with this Contract.

Article 22 Any disputes arising from this Contract shall be settled by both parties through negotiation; failing that, both parties can apply to registry for intermediation; if intermediation is impossible, a lawsuit can be brought to the court.

Article 23 This Contract comes into force when it is signed. Party A and Party B shall register or file the contract in the competent authority within ten days after signing the Contract; the registered or filed contract is only for handling business, and both parties shall faithfully implement this Contract.

Article 24 The Chinese version of this Contract is original.

Article 25 This Contract is made in four copies, with each party keeping two.

Party A (seal): Shenzhen Yijiayang Industrial Co., Ltd.
Principal:
Tel: Bank account:

Party B (seal): Shenzhen Sanjun Battery Co., Ltd.
Legal rep.: Bank account:

Date of signing: Aug. 5, 2011